Exhibit 99.1

CHANNELL ANNOUNCES 2005 FIRST QUARTER RESULTS

•                  Core Business Growth and Bushman Tanks Drive 77% Increase in Net Sales

•                  Gross Profit Margins Improve 3.1 Percentage Points from Fourth Quarter

•                  Verizon Fiber-to-the-Premises Contract Officially Awarded to Channell

Temecula, Calif., April 27, 2005 – Channell Commercial Corporation. (Nasdaq: CHNL), a designer and manufacturer of telecommunications equipment supplied to operators of communications networks worldwide and water storage tanks distributed in markets throughout Australia, today announced financial results for the three months ended March 31, 2005.

First Quarter Results

The Company reported first quarter 2005 net sales of $31.4 million, a 77.1% increase compared to net sales of $17.7 million for the first quarter 2004.  The Company also reported net income of $0.4 million for the first quarter 2005, or $0.05 per basic share, as compared to $0.001 million, or $0.002 per basic share, for the first quarter 2004.  The increase in first quarter 2005 net sales was driven by higher net sales related to the acquisition of the Bushman Tanks business in August 2004 along with growth in the core business.

Gross profit for the first quarter 2005 was $9.2 million, or 29.4% of net sales, as compared to $5.3 million, or 30.2% of net sales, for the same period last year.  The 72.8% increase in gross profit dollars is primarily due to the contribution of gross profit earned by Bushman Tanks and cost savings associated with the closure of European manufacturing operations effective June 30, 2004.  The year over year gross profit percentage decline was due to a shift in sales towards more lower-margin telecom products and higher plastic and steel raw material costs, largely offset by higher gross margins from the Bushman Tanks business and an improved cost structure resulting from the closure of the European manufacturing operations.  On a sequential basis, gross profit margin improved 3.1 percentage points, from 26.3% in the fourth quarter 2004.  The sequential improvement was driven by a price increase on metal products implemented by the Company during the fourth quarter of last year along with an improving sales mix of higher margin products.

Total operating expenses for the first quarter 2005 were $8.4 million, or 26.8% of net sales, as compared to $5.2 million, or 29.3% of net sales, for the first quarter 2004.  Higher operating expenses in the first quarter of 2005 were a result of higher SG&A expenses related to the Bushman Tanks acquisition along with freight and sales commissions relating to the increased net telecom sales in the quarter.

In the first quarter 2005, the Company recorded tax expense of $0.2 million, compared to income tax expense of $0.1 million in the first quarter 2004.  The effective tax rate was 29.8% in the first quarter of 2005 and 84.4% for the same period last year.  Last year’s effective tax rate was higher than the statutory rate due primarily to a loss associated with the Company’s International segment for which there was no corresponding tax benefit.

William H. Channell, Jr., Chief Executive Officer of Channell Commercial Corporation commented, “The first quarter results are indicative of the steady progress we are making in generating net sales growth while significantly improving the Company’s profitability.  Similar to recent prior periods, solid results from our Bushman Tanks business along with continued strong shipments to Verizon related to their fiber-to-the-premises efforts drove our first quarter results.  We are quite happy with the $0.05 basic EPS in the first quarter, which is generally our slowest quarter due to seasonality.”

Channell concluded, “I am extremely encouraged by the improvement in gross margin and expect continued margin expansion as a result of stabilizing raw material prices, recently initiated customer price increases and a sales mix favoring higher margin products—primarily our Mini-RockerTM product and grade-level enclosures that should help improve margins throughout 2005.”

Liquidity

As of March 31, 2005, the Company had total cash and cash equivalents of $3.0 million, with $8.9 million in total outstanding debt.  Compared to the fourth quarter last year, total cash and cash equivalents were lower by $2.5 million, with total outstanding debt higher by $0.1 million.  Net cash used in operating activities was $1.9 million for the first quarter of 2005, primarily due to the reduction in accounts payable of $4.4 million driven by payments made to vendors who had extended payment terms at the end of 2004.  Cash used in the reduction in accounts payable in 2005 is partially offset by cash provided by lower accounts receivable and inventory balances.

Days sales outstanding increased slightly to 39 days at March 31, 2005 from 37 days at December 31, 2004 while days inventory was 55 days at March 31, 2005, compared to 52 days inventory at December 31, 2004.  Days payables were 47 days at March 31, 2005, down from 59 days at December 31, 2004.  The decrease in days payables is primarily due to extended vendor payment terms described above.

Capital expenditures were $0.8 million in the first quarter 2005 compared to $0.5 million in the same period last year.  The increase in capital expenditures is due to increased capital expenditures in support of sales for telecom fiber-to-the-premises projects and other product expansion initiatives.

Business Outlook

For the second quarter of 2005, Channell expects consolidated net sales of $32 to $34 million and consolidated basic earnings per share of $0.12 to $0.14.  For the full-year 2005, the Company affirms its prior guidance for consolidated net sales and basic earnings per share of $120 to $130 million and approximately $0.44 to $0.47, respectively.  A summary of Channell’s consolidated guidance is provided below:

Metric	Second Quarter	Prior Full-Year 2005	Revised Full-Year 2005
Channell Consolidated
Net Sales	$32-$34M	$120-$130M	$120-$130M
Basic EPS	$0.12-$0.14	$0.44-$0.47	$0.44-$0.47
Gross Profit Margin	31-33%	31-33%	31-33%
SG&A Expense	$7.5-$8.0M	$30-$33M	$30-$33M
R&D Expense	$0.8-$1.0M	~$3M	~$3M
Tax Rate	~35%	~35%	~35%
Capital Expenditures	~$1M	~$5M	~$5M

 Conference Call and Webcast

A conference call with simultaneous webcast to discuss first quarter 2005 financial results and Channell’s business outlook will be held today at 11:00 a.m. Eastern / 8:00 a.m. Pacific.  Interested participants and investors may access the teleconference call by dialing 866-249-1964 (domestic) or 303-262-2006 (international).  There will also be a live webcast of the call available on the Investors section of Channell’s web site at www.channellcomm.com.  Webcast participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

Channell’s CEO William H. Channell, Jr., and Interim CFO Scott Kiefer will be present to discuss Channell’s financial results, business highlights and outlook.  After the live webcast, a replay will remain available in the Investor Relations section of Channell’s web site.  A replay of the teleconference will be available at 800-405-2236 (domestic) or 303-590-3000 (international) through May 4, 2005; the conference ID is 11029145.

About Channell

Channell Commercial Corporation is a designer and manufacturer of telecommunications equipment supplied to communications network operators worldwide and water storage tanks distributed in markets throughout Australia.  Major product lines include a complete line of thermoplastic and metal fabricated enclosures, advanced copper termination and connectorization products, fiber-optic cable management systems and polyethylene water storage tanks.  Channell’s headquarters and U.S. manufacturing facilities are in Temecula, California.  International operations include facilities in Toronto (Canada), London (U.K.) and various locations throughout Australia.  Channell’s website is www.channellcomm.com.

Forward-Looking Statements

This news release contains statements that are not historical in nature and that may be characterized as “forward-looking statements” within the meaning of the securities laws.  Examples of forward looking statements would include statements about the expected future expenses and any other statements that are not historical facts.  These statements are based on management’s current expectation and are subject to a number of uncertainties and risks.  Actual results may differ materially.  Important factors that could cause actual results to differ materially from the Company’s estimates or projections contained in the forward-looking statements include, but are not limited to: (1) obsolescence of Company products resulting from technological change, (2) ability to anticipate changes in technology and industry standards in order to successfully develop and introduce new products, (3) dependence on a few customers for a large percentage of sales, (4) dependence on the telecommunications industry to represent a substantial portion of the Company’s total sales, (5) customer demand, (6) material costs and the availability of complementary products, (6) energy costs, (7) integration of acquired businesses, (8) delays in product development, (9) operating leverage, (10) seasonality and fluctuations in operating results and (11) worldwide economic conditions.  Such uncertainties are discussed further in the Company’s annual report/10K and S-1 filed with the Securities and Exchange Commission, which you are encouraged to review in connection with this release.

- Financial Tables to Follow -

CHANNELL COMMERCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME AND

COMPREHENSIVE INCOME

(UNAUDITED)

(amounts in thousands, except per share data)

	Three months ended March 31,
	2005	2004

Net sales	$31,378	$17,720
Cost of goods sold	22,144	12,376

Gross profit	9,234	5,344
Operating expenses
Selling	4,843	2,603
General and administrative	2,889	2,088
Research and development	673	502
	8,405	5,193
Income from operations	829	151

Interest expense, net	107	61

Income before income taxes	722	90

Income taxes	215	76

Net income before minority interest	507	14

Minority interest	81	—

Net income	$426	$14

Net income per share
Basic	$0.05	$0.00

Diluted	$0.04	$0.00

Weighted average number of shares outstanding
Basic	9,378	9,128

Diluted	9,869	9,151

Net income	$426	$14

Other comprehensive (loss) income, net of tax Foreign currency translation adjustment	(265)	49

Comprehensive net income	$161	$63

CHANNELL COMMERCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	March 31, 2005	December 31, 2004
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$2,997	$5,453
Accounts receivable, net	13,476	13,936
Inventories	13,421	14,164
Deferred income taxes	1,989	1,951
Prepaid expenses and misc. receivables	1,165	859
Income taxes receivable	1,135	1,323
Total current assets	34,183	37,686

Property and equipment at cost, net	18,909	19,301
Deferred income taxes	4,467	4,460
Goodwill	14,533	14,724
Intangible assets, net	1,696	1,763
Other assets	875	964

	$74,663	$78,898

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$11,646	$16,111
Short term debt (including current maturities of long term debt)	4,814	4,332
Current maturities of capital lease obligations	27	36
Accrued restructuring liability	135	150
Accrued expenses	7,428	7,619
Total current liabilities	24,050	28,248

Long term debt, less current maturities	4,004	4,368
Capital lease obligations, less current maturities	102	104
Deferred gain on sale leaseback transaction	438	453
Commitments and contingencies	—	—
Minority Interest	2,877	2,824

Stockholders' equity
Preferred stock, par value $.01 per share, authorized - 1,000 shares, none issued and outstanding	—	—
Common stock, par value $.01 per share, authorized - 19,000 shares; issued - 9,608 shares at December 31, 2004 and 9,638 at March 31, 2005; outstanding - 9,364 shares at December 31, 2004 and 9,394 at March 31, 2005	96	96
Additional paid-in capital	29,801	29,671
Treasury stock - 244 shares in 2004 and 2005	(1,871)	(1,871)
Retained earnings	14,392	13,966
Accumulated other comprehensive income - Foreign currency translation	774	1,039

Total stockholders' equity	43,192	42,901

Total liabilities and stockholders' equity	$74,663	$78,898

CHANNELL COMMERCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(amounts in thousands)

	Three months ended March 31,
	2005	2004
Cash flows from operating activities:
Net income	$426	$14
Depreciation and amortization	1,185	1,220
Deferred income taxes	(52)	222
Gain on disposal of fixed asset	(6)	(1)
Amortization of deferred gain on sale leaseback	(15)	(15)
Minority interest	81	—
Change in assets and liabilities:
(Increase) decrease in assets:
Accounts receivable	356	938
Inventories	661	(76)
Prepaid expenses	(312)	(232)
Other assets	91	(24)
Income taxes receivable	194	(583)
Increase (decrease) in liabilities:
Accounts payable	(4,367)	(480)
Accrued expenses	(157)	359
Restructuring liability	(12)	(679)

Net cash (used in) provided by operating activities	(1,927)	663

Cash flows from investing activities:
Acquisition of property and equipment	(827)	(450)
Proceeds from the sales of property and equipment	24	24

Net cash used in investing activities	(803)	(426)

Cash flows from financing activities:
Repayment of debt	(783)	(238)
Proceeds from issuance of debt	981	—
Repayment of obligations under capital lease	(9)	(39)
Exercise of employee stock options	130	—

Net cash provided by (used in) financing activities	319	(277)

Effect of exchange rates on cash	(45)	48

(Decrease) increase in cash and cash equivalents	(2,456)	8

Cash and cash equivalents, beginning of period	5,453	9,527

Cash and cash equivalents, end of period	$2,997	$9,535

Cash paid during the period for:
Interest	$135	$54

Income taxes	$106	$601

For Further Information:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Scott Kiefer	Lasse Glassen	Amy Cozamanis
Interim Chief Financial Officer	General Information	Analysts & Investors
(951) 719-2600	(310) 854-8313	(310) 854-8314
skiefer@channellcorp.com	lglassen@financialrelationsboard.com	acozamanis@financialrelationsboard.com

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